Exhibit 99.2

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

COUNTY OF YORK EMPLOYEES RETIREMENT PLAN and LYNNE SCHWARTZ, Derivatively on Behalf of AVON PRODUCTS, INC.,

Plaintiffs,

v.

ANDREA JUNG, et al.,

Defendants,

                 - and -

AVON PRODUCTS, INC., a New York corporation,

Nominal Defendant.
Index No. 651304-2010 Part 39 Justice Saliann Scarpulla

STIPULATION OF COMPROMISE AND SETTLEMENT

This Stipulation of Compromise and Settlement dated as of January 22, 2016 (the “Stipulation”) is made and entered into by and among: (i) four derivative plaintiffs in three pending derivative actions, Carol J. Parker, Lynne Schwartz, County of York Employees Retirement Plan (“County of York”), and Sylvia Pritika, and IBEW Local 1919 Pension Fund, a plaintiff in the previously dismissed Consolidated Federal Action; (ii) the Individual Defendants (defined below); and (iii) nominal defendant Avon Products, Inc. (“Avon” or the “Company”) (collectively, the “Parties”). This Stipulation is intended by the Parties to fully, finally and forever resolve, discharge and settle the Released Claims (defined below), upon and subject to the terms and conditions hereof.

I.	PROCEDURAL BACKGROUND

In July and August 2010, several shareholder derivative actions were filed in New York Supreme Court and the United States District Court for the Southern District of New York against certain present or former officers and/or directors of Avon alleging breaches of fiduciary duties, unjust enrichment and proxy disclosure violations related to Avon’s compliance with the Foreign Corrupt Practices Act (the “FCPA”), including the adequacy of Avon’s internal controls. One action filed originally by plaintiff County of York in New York Supreme Court, New York County (County of York Employees Retirement Plan v. Cornwell, et al. and Avon Products, Inc. as nominal defendant, Index No. 651065/2010) (“County of York Action”) was voluntarily discontinued. County of York then refiled in the United States District Court for the Southern District of New York in an action captioned County of York Employees Retirement Plan v. Cornwell, et al. and Avon Products, Inc. as nominal defendant, Case No. 10-cv-5933) (“County of York Federal Action”).
The County of York Federal Action was consolidated with two other shareholder derivative actions pending in the United States District Court for the Southern District of New York: (1) Murray C. White, derivatively on behalf of Avon Products, Inc. v. Jung, et al. and Avon Products, Inc. as nominal defendant, Case No. 10-cv-5560; and (2) IBEW Local 1919 Pension Fund, derivatively on behalf of Avon Products, Inc. v. Cornwell, et al. and Avon Products, Inc. as nominal defendant, Case No. 10-cv-6256. This consolidated federal court derivative action was captioned In re Avon Products, Inc. Shareholder Derivative Litigation, Master Case No. 10-cv-5560 (the “Consolidated Federal Action”). A Verified Consolidated Shareholder Derivative Complaint was filed in the consolidated federal court action on May 12, 2011. A Verified Amended Consolidated Shareholder Derivative Complaint was filed on December 12, 2011. The Consolidated Federal Action was voluntarily dismissed pursuant to the court’s order dated February 14, 2012.
On May 14, 2012, County of York filed a complaint against Avon in New York Supreme Court, New York County, seeking enforcement of its demands for the inspection of certain of Avon’s books and records (County of York Retirement Plan v. Avon Products, Inc., Index No. 651673/2012) (“County of York Books and Records Action”). On July 10, 2012, Avon moved to dismiss County of York’s complaint. The parties fully briefed Avon’s motion to dismiss, and the Court scheduled oral argument. On February 6, 2013, County of York filed a stipulation between the parties in its action proposing an adjournment of oral argument on Avon’s motion to dismiss for the purpose of allowing the parties to discuss the potential resolution of certain derivative actions against certain Avon officers and/or directors related to Avon’s compliance with the FCPA. The Court thereafter approved several adjournments of the oral argument on Avon’s motion to dismiss. On November 21, 2013, the Court approved the voluntary dismissal of the action.
Two of the derivative actions filed in New York Supreme Court in 2010 remain pending: (1) Carol J. Parker, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant (filed in New York Supreme Court, Nassau County, Index No. 600570/2010); and (2) Lynne Schwartz, derivatively on behalf of Avon Products, Inc. v. Andrea Jung, et al. and Avon Products, Inc. as nominal defendant (filed in New York Supreme Court, New York County, Index No. 651304/2010). Both of these actions allege claims related to Avon’s compliance with the FCPA, including the adequacy of Avon’s internal controls. On May 5, 2014, County of York joined the Schwartz Action as a party plaintiff through the filing of an Amended Complaint. On March 17, 2015, the plaintiffs in the Schwartz Action filed a Second Amended Complaint.
On November 22, 2013, shareholder Sylvia Pritika, who had served an asserted litigation demand in May 2011 on the Avon Board of Directors requesting that it investigate alleged wrongdoing and breaches of fiduciary duties related to Avon’s violations of the FCPA, filed suit in the U.S. District Court for the Southern District of New York, Pritika v. Moore et al., Case No. 13-CV-8369 (PGG), alleging that the Board had improperly rejected her demand. Pritika asserted claims for breaches of fiduciary duties, waste of corporate assets, and unjust enrichment. The Court so ordered a stipulation that provided for briefing of a motion to dismiss the action in two phases. Pursuant to this stipulation, defendants filed a motion to dismiss, and the parties briefed the initial issue of federal subject matter jurisdiction. On March 16, 2015, the Court granted defendants’ motion to dismiss for lack of subject matter jurisdiction. Pritika re-filed her action in New York Supreme Court, New York County on May 1, 2015.
The parties engaged in settlement negotiations between February 2013 and October 2013. In November 2013, plaintiffs determined to table further settlement negotiations until further information became available regarding the outcome of the DOJ and SEC’s investigations into Avon’s alleged FCPA violations.
On May 1, 2014, Avon announced that it had “reached an understanding” with the DOJ and SEC for settlement of certain FCPA violations. Avon’s final settlement with the DOJ and SEC included the payment by Avon to the DOJ and SEC of an aggregate of approximately $135 million in fines, disgorgement and prejudgment interest, entry into a deferred prosecution agreement with the DOJ (“DPA”), the appointment of an independent compliance monitor, and the entry of a guilty plea by a subsidiary of Avon operating in China in connection with the alleged violations of the books and records provision of the FCPA.

The parties resumed settlement discussions in the period between May 2014 and November 2014. Thereafter, on November 24, 2014, the parties participated in an in-person mediation with Justice Stephen G. Crane (Ret.). While the parties made some progress toward resolution of the matter at mediation, the parties were unable to reach an agreement to resolve the Action. Between December 2014 and February 2015, counsel for the parties engaged in further settlement discussions with the assistance of former Justice Crane. Counsel for the parties continued to have arms-length discussions to negotiate the terms and the scope of proposed corporate governance reforms over the following several months.
In May 2015, after extensive, arm’s-length negotiations, the Parties reached an agreement in principle on the terms and conditions of the proposed settlement (the “Settlement”) as memorialized in this Stipulation.
In June 2015, the parties participated in mediated discussions with the assistance of Hon. Layn Phillips (Ret.), including an in-person mediation on June 27, 2015, in the course of which agreement was reached on the Fee and Expense Amount and certain related matters.
The Company acknowledges that the pendency and prosecution of the Actions were substantial and material factors in Avon’s decision to enter into this Settlement, including the provisions relating to the implementation and maintenance of the Corporate Governance Measures set forth below.
Plaintiffs and Avon have determined that a settlement at this juncture on the terms and conditions set forth in this Stipulation is fair, reasonable, adequate and in the best interest of Avon and its shareholders. The Board of Avon in its business judgment has approved the Settlement and each of its terms as being in the best interests of Avon and its shareholders.
Avon is a named defendant in a books and records inspection demand action filed on April 28, 2015, by Belle Cohen, a purported Avon shareholder (Belle Cohen v. Avon Products, Inc., Index No. 651418/2015 (“Cohen”)). Avon and Ms. Cohen, through their respective attorneys, negotiated a separate agreement to resolve Cohen which includes, among other things, the payment of Ms. Cohen’s counsel’s attorneys’ fees and expenses in the amount of $140,000.00. The Cohen settlement is conditioned on court approval of the proposed Settlement in the Actions. Plaintiffs did not negotiate any portion of the Cohen settlement, and Ms. Cohen did not negotiate any portion of the Settlement in the Actions. Cohen is not before this Court, and the parties to that action have not sought court approval of the settlement reached in Cohen. Avon has agreed to file in this Court a true and correct copy of the Cohen settlement agreement contemporaneously with the filing of the Stipulation of Compromise and Settlement in the present Actions.

II.	CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT

Plaintiffs Carol J. Parker, Lynne Schwartz, County of York, and Sylvia Pritika, and the plaintiffs in the previously dismissed Consolidated Federal Action, including IBEW Local 1919 Pension Fund (collectively, the “Current and Former Plaintiffs”) and their respective counsel believe that the claims asserted in the Actions and the Previously Dismissed Actions (defined below) have merit. However, Current and Former Plaintiffs and their counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Actions against the Individual Defendants through trial and through appeals. Current and Former Plaintiffs and their counsel have also taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Actions, as well as the difficulties and delays inherent in such litigation. Current and Former Plaintiffs and their counsel are also mindful of the inherent problems of proof and possible defenses to the claims asserted in the Actions. Current and Former Plaintiffs and their counsel believe that the Settlement set forth in this Stipulation confers substantial benefits upon Avon and its shareholders. Based on their evaluation, Current and Former Plaintiffs and their counsel have determined that the Settlement set forth in this Stipulation is in the best interests of Avon and its shareholders.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Individual Defendants have denied, and continue to deny each and every one of the claims, contentions and allegations made against them or that could have been made against them in the Actions and the Previously Dismissed Actions, and expressly deny all charges of wrongdoing or liability against them. The Individual Defendants assert that they have satisfied their fiduciary duties at all relevant times, that they have acted in good faith and in the best interests of Avon and its shareholders, that Avon has taken and is continuing to take appropriate steps to enhance its anti-corruption procedures and programs, that they have meritorious defenses to the claims asserted in the Actions and the Previously Dismissed Actions and that judgment should be entered dismissing all claims against them with prejudice. The Individual Defendants also have denied and continue to deny, inter alia, the allegations that Plaintiffs, Avon or Avon shareholders have suffered damage, or that Plaintiffs, Avon or Avon shareholders were harmed by the conduct alleged in the Actions and/or the Previously Dismissed Actions.
Avon has denied, and continues to deny each and every one of the claims, contentions and allegations made against it or that could have been made against it in the Books and Records Action, and expressly denies that plaintiff in the Books and Records Action is entitled to enforcement of the inspection demands set forth in its complaint. Avon asserts that it has acted in good faith and in the best interests of Avon and its shareholders and has meritorious defenses to the claims asserted in the Books and Records Action and that judgment should be entered dismissing all claims against it with prejudice. Defendants have entered into this Stipulation to avoid the continuing additional expense, inconvenience, and distraction of this litigation and to avoid the risks inherent in any lawsuit, and without admitting any wrongdoing or liability whatsoever.

The six members of Avon’s Board of Directors not named as defendants in the Actions have approved the Settlement and each of its terms as being in the best interests of Avon and its shareholders. Avon believes the Settlement, including the Corporate Governance Measures described below, confers substantial benefits on Avon and its shareholders.

IV.	TERMS OF STIPULATION AND SETTLEMENT AGREEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Plaintiffs (for themselves and derivatively on behalf of Avon), Avon and the Individual Defendants by and through their respective counsel or attorneys of record as follows:
1.Definitions
As used in this Stipulation the following terms have the meanings specified below:
1.1“Actions” means: (1) the Parker Action; (2) the Schwartz Action; and (3) the Pritika Action.

1.2“Associates” means persons employed by Avon Products, Inc. or its subsidiaries.

1.3“Avon” means Avon Products, Inc.

1.4“Best efforts” means an obligation to act in good faith to accomplish the specified action, in light of the circumstances presented and the person’s capabilities.

1.5“Board” means the Board of Directors of Avon.

1.6“Books and Records Action” means the County of York Books and Records Action.

1.7“CECO” means the Chief Ethics and Compliance Officer of Avon.

1.8“CECO Designee” means a senior manager or above within the Ethics and Compliance group who is in a direct reporting relationship with the CECO.

1.9“CEO” means the Chief Executive Officer of Avon.

1.10“CFO” means the Chief Financial Officer of Avon.

1.11“Clawback Policy” means Avon’s then-current Amended & Restated Compensation Recoupment Policy.

1.12“Code of Conduct” means Avon’s then-current Code of Conduct.

1.13“Consolidated Federal Action” means the consolidated federal derivative shareholder action filed in the United States District Court for the Southern District of

New York captioned In re Avon Products, Inc. Shareholder Derivative Litigation, Master Case No. 10-cv-5560, resulting from the consolidation of the following three actions pending in that court: (1) The County of York Federal Action; (2) Murray C. White, derivatively on behalf of Avon Products, Inc. v. Jung, et al. and Avon Products, Inc. as nominal defendant, Case No. 10-cv-5560; and (3) IBEW Local 1919 Pension Fund, derivatively on behalf of Avon Products, Inc. v. Cornwell, et al. and Avon Products, Inc. as nominal defendant, Case No. 10-cv-6256.

1.14“Corporate Governance Measures” means the corporate governance measures set forth in Section 2 hereof.

1.15“County of York Action” means the derivative action filed in the Supreme Court of New York, New York County, captioned County of York Employees Retirement Plan v. Cornwell, et al. and Avon Products, Inc. as nominal defendant, Index No. 651065/2010.

1.16“County of York Books and Records Action” means the corporate books and records inspection demand action filed in the Supreme Court of New York, New York County, captioned County of York Retirement Plan v. Avon Products, Inc., Index No. 651673/2012.

1.17“County of York Federal Action” means the federal derivative action filed in the United States District Court for the Southern District of New York captioned County of York Employees Retirement Plan v. Cornwell, et al. and Avon Products, Inc. as nominal defendant, Case No. 10-cv-5933.

1.18“Court” means the Supreme Court of New York, New York County.

1.19“Covered Person” means a person subject to Section 3 of Avon’s Amended & Restated Compensation Recoupment Policy (“Clawback Policy”).

1.20“Current and Former Plaintiffs” means Plaintiffs and plaintiffs in the previously dismissed Consolidated Federal Action, Murray C. White and IBEW Local 1919 Pension Fund.

1.21“Defendants” means nominal defendant Avon and any or all of the Individual Defendants.

1.22“Directors” means any present or former Avon directors, including Douglas R. Conant, W. Don Cornwell, Edward T. Fogarty, Stanley C. Gault, V. Ann Hailey, Fred Hassan, Andrea Jung, Nancy Killefer, Susan J. Kropf, Maria Elena Lagomasino, Sara Mathew, Helen McCluskey, Sheri S. McCoy, Ann S. Moore, Charles H. Noski, Paul S. Pressler, Gary M. Rodkin, Kimberly A. Ross, Paula Stern, and Lawrence A. Weinbach, and any persons who become directors of Avon on or before the Effective Date.

1.23“DPA” means the Deferred Prosecution Agreement entered into between the DOJ and Avon, dated December 17, 2014.

1.24“Effective Date” means the first date by which all of the events and conditions specified in Section 6.1 of this Stipulation have been met and have occurred.

1.25“Effective Period” means a period of four (4) years from the Effective Date.

1.26“Established Violation” means a violation that is documented in any of the following forms: a guilty plea or other admission of guilt under penalty of perjury, or a criminal or civil judgment or sanction that has become Final (as defined below in Section 1.30).

1.27“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. § 78m(b)(2)(a),(b) and 15 U.S.C. § 78dd-1 et seq.

1.28“FCPA Testing Program” means the process described in Section 2.1(B)(7).

1.29“Fee and Expense Amount” is defined in Section 5.1 below.

1.30“Final” means when the last of the following shall have occurred with respect to (x) the Judgment (as defined below in Section 1.33) or (y) any other judicial order or judgment: (i) either no appeal has been filed and the time has passed for any notice of appeal to be timely filed; or (ii) an appeal has been filed, but the appellate courts have either affirmed the judgment or dismissed the appeal, the time for any reconsideration or further appellate review is past (or any further judicial review results in affirmance of the judgment), and the judgment or order is no longer subject to any further judicial review. Any proceeding or order, or any appeal or petition for a review of a proceeding or order, pertaining solely to any application for or award of attorneys’ fees or expenses shall not in any way delay or preclude the judgment from becoming Final.

1.31 “Global Anti-Corruption Policy” means Avon’s then-current Global Anti-Corruption Policy.

1.32“Individual Defendants” means any and all individuals who are or were defendants in the Actions or Previously Dismissed Actions, including defendants W. Don Cornwell, Charles W. Cramb, Edward T. Fogarty, Bennett R. Gallina, Stanley C. Gault, V. Ann Hailey, Fred Hassan, Charles M. Herington, Andrea Jung, Gilbert L. Klemann, II, Susan J. Kropf, Maria Elena Lagomasino, Ann S. Moore, Paul R. Pressler, Gary M. Rodkin, Paula Stern, and Lawrence A. Weinbach.

1.33“Judgment” means the Order and Final Judgment Approving Settlement and Dismissing Actions with Prejudice upon its entry by the Court and provided that it shall be substantially in the form attached hereto as Exhibit A.

1.34“Non-U.S. Government Official” means (i) any officer or employee of any non-U.S. government, (ii) any officer or employee of any department, agency or instrumentality of any non-U.S. government, or (iii) anyone, whether a private person or otherwise, acting in an official capacity on behalf of any non-U.S. government entity.

1.35“Notice” means the Notice of Proposed Settlement of Derivative Actions, substantially in the form submitted contemporaneously herewith as Exhibit B.

1.36“Parker Action” means the shareholder derivative action filed in New York Supreme Court, Nassau County, captioned Carol J. Parker, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant, Index No. 600570/2010.

1.37“Parties” means the Current and Former Plaintiffs, the Individual Defendants, and Avon, collectively.

1.38“Person” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.39“Plaintiffs” means County of York Retirement Plan, Carol J. Parker, Lynne Schwartz, and Sylvia Pritika.

1.40“Plaintiffs’ Counsel” means the law firms of Cohen, Placitella & Roth, P.C., Robbins Geller Rudman & Dowd LLP, Hynes Keller & Hernandez, LLC, Faruqi & Faruqi, LLP and Robbins Arroyo LLP.

1.41“Preliminary Approval Order” means the order to be rendered by the Court, substantially in the form of the attached Exhibit C, requesting the preliminary approval of the Settlement set forth in this Stipulation.

1.42“Previously Dismissed Actions” means: (1) the County of York Action; (2) the Consolidated Federal Action and the individual actions consolidated therein; (3) the County of York Books and Records Action; and (4) the shareholder derivative action filed in the United States District Court for the Southern District of New York, captioned Pritika v. Moore et al.,13-CV-8369 (PGG).

1.43“Pritika Action” means the shareholder derivative action filed in New York Supreme Court, New York County, captioned Sylvia Pritika, derivatively on behalf of Avon Products, Inc. v. Andrea Jung et al, and Avon Products, Inc. as nominal defendant, Index No. 651479/2015.

1.44“Related Persons” means, with respect to any Person, such Person’s past or present attorneys, financial advisors, accountants, affiliates, employees, officers, directors, agents, assigns, spouses, heirs, associates, related or affiliated entities, any member(s) of such Person’s immediate families, or any trust of which any Person is the settlor or which is for the benefit of any Person and/or member(s) of his or her family and any entity in which any such Person has a controlling interest.

1.45“Released Claims” shall mean any and all claims (including “Unknown Claims,” as defined below in Section 1.53), debts, demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that could have been asserted against any and all Released Persons (including, without limitation, claims for damages, interest, attorneys’ fees, expert or consulting fees and any other costs, expenses or liability, negligence, negligent supervision, gross negligence, intentional conduct, indemnification, breach of duty of care and/or breach of duty of loyalty or good faith, fraud, misrepresentation, unjust enrichment, constructive trust, breach of fiduciary duty, negligent misrepresentation, mismanagement, corporate waste, breach of contract, or violations of any state or federal statutes, rules or regulations) (i) that were alleged in the Actions and/or the Previously Dismissed Actions, or that arise from or relate to the matters or occurrences that were alleged in the Actions and/or the Previously Dismissed Actions, or that could have been asserted in the Actions and/or the Previously Dismissed Actions for conduct through and including the entry of Judgment, and/or (ii) that are based on or relate to: (a) any alleged absence or inadequacy of internal controls (however described), through and including the entry of Judgment; (b) the FCPA or compliance or noncompliance with the FCPA (however described) through and including the entry of Judgment; (c) public disclosures or failures to disclose with respect to the FCPA or compliance or noncompliance with the FCPA or internal controls through and including the entry of Judgment; (d) any investigation (including but not limited to Avon’s internal investigation or any government investigation or the scope, cost or expense of any investigation) relating to the FCPA or compliance or noncompliance with the FCPA or internal controls through and including the entry of Judgment; (e) any alleged mismanagement or malfeasance relating to the Actions, Previously Dismissed Actions, the subject matters of the Actions or Previously Dismissed Actions, the FCPA, compliance or noncompliance with the FCPA, or internal controls, through and including the entry of Judgment; (f) action or inaction in causing or not causing Avon to investigate or not to investigate or to assert claims or not to assert claims against any Person relating to the FCPA or compliance or noncompliance with the FCPA or internal controls through and including the entry of Judgment, and/or (g) the production, inspection or discovery of books, records or other information that were a subject of any books and records action or demand or that are otherwise related to potential compliance or non-compliance with the FCPA or internal controls through and including the entry of Judgment; provided, however, that claims excluded from the scope of the releases pursuant to Section 4.4 of this Stipulation shall not be “Released Claims.”

1.46“Released Persons” means (i) any and all of the Individual Defendants and their Related Persons and any and all Directors and their Related Persons, and (ii) Avon and its subsidiaries and affiliates.

1.47“Schwartz Action” means the shareholder derivative action filed in New York Supreme Court, New York County, captioned Lynne Schwartz, derivatively on behalf of Avon Products, Inc. v. Andrea Jung, et al. and Avon Products, Inc. as nominal defendant, Index No. 651304/2010.

1.48“Settlement” means the settlement and compromise of the Actions and the Previously Dismissed Actions as provided for herein.

1.49“Settlement Hearing” means the hearing or hearings at which the Court will review the adequacy, fairness and reasonableness of the Settlement.

1.50“Stipulation” means this Stipulation of Compromise and Settlement.

1.51“Summary Notice” means the Summary Notice of Proposed Settlement of Derivative Action, substantially in the form submitted contemporaneously as Exhibit D.

1.52 “Third Parties” means individuals or entities that Avon engages to perform business activities or provide services on Avon’s behalf, and that are required to undergo further anti-corruption due diligence in accordance with Avon’s Third Party Anti-Corruption Review Procedure.

1.53“Unknown Claims” means any claims that a person providing a release pursuant to this Stipulation does not know or suspect to exist at the time of the release, which, if known, might have affected the person’s decision to enter into the release or to object or not to object to the Settlement. A person providing a release pursuant to this Stipulation shall be deemed to waive, and shall waive and relinquish to the fullest extent permitted by law, any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of Unknown Claims. Further, with respect to any and all of the Released Claims, including any and all Unknown Claims, a person providing a release pursuant to this Stipulation shall be deemed to waive, and shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Upon the Effective Date, a person providing a release pursuant to this Stipulation also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542. A person providing a release pursuant to this Stipulation acknowledges that he or she may discover facts in addition to or different from those that he or she now knows or believes to be true with respect to the subject matter of the release, but it is his or her intention to fully, finally and forever settle and release any and all Released Claims, including any and all Unknown Claims, hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist based upon actions or inactions occurring at any time up to and including the entry of Judgment, and without regard to the subsequent discovery or existence of such additional or different facts. A person providing a release pursuant to this Stipulation acknowledges that this release of Unknown Claims was separately bargained for and is a key term of the Settlement.
2.Corporate Governance Measures

2.1    Within sixty (60) days of the Effective Date, Avon shall implement, maintain and/or enhance the Corporate Governance Measures detailed below, for the Effective Period, except as otherwise provided herein. These provisions will expire earlier if Avon’s stock is no longer publicly traded, as of the date the stock is no longer publicly traded. As noted in Section III above, the six members of Avon’s Board of Directors not named as defendants in the Actions have approved the Settlement and each of its terms as being in the best interest of Avon and its shareholders.  Avon acknowledges that the pendency and prosecution of the Actions were substantial and material factors in Avon’s decision to enter into this Settlement, including its agreement to implement and/or maintain the Corporate Governance Measures set forth below. Avon also acknowledges and agrees that the Corporate Governance Measures set forth below confer substantial benefits on Avon and its shareholders, and will be effective in preventing non-compliance with the FCPA of the type alleged in the Actions.

A.	RESPONSIBILITIES FOR FCPA COMPLIANCE

During the Effective Period, Avon shall implement, maintain and/or enhance to the extent necessary its Global Ethics and Compliance Committee function as follows:

1.
The Global Ethics and Compliance Committee shall be composed of senior executives, as provided in the Global Ethics and Compliance Committee Charter, which may be amended from time to time, as provided in the Global Ethics and Compliance Committee Charter.

2.
The CECO shall be a member of the executive team and oversee implementation and maintenance of the Company’s compliance programs, including FCPA compliance programs, with particular emphasis on business operations in high-risk countries. The CECO will have substantial knowledge of, and experience with, ethics and compliance standards. The CECO will serve as the chair of the Global Ethics and Compliance Committee. The CECO or CECO Designee will report, at least bi-annually, to the Audit Committee, summarizing the status of the compliance program, implementation of remedial measures and FCPA compliance efforts, training statistics, and potential violations. The CECO or CECO Designee will provide relevant updates and written summaries to the Audit Committee on significant issues and remedial steps, investigations, or reviews of potential violations of law, as necessary and appropriate. The minutes of the Audit

Committee meetings shall reflect the fact that such updates and written summaries were made, and the written summaries and other related documentation provided the Audit Committee shall be attached as exhibits to the Audit Committee meeting minutes.

3.
The CECO shall cause appropriate personnel to maintain, for a period of five (5) years, (i) copies of presentations made by or to the CECO, the Global Ethics and Compliance Committee, the Audit Committee, and the Board; (ii) the records of the investigations reflected therein; and (iii) training materials.

4.
The Audit Committee and the CECO shall have the authority and responsibility (a) to take or direct any necessary and appropriate corrective or remedial action, including notifying the SEC and the DOJ, if Avon fails in any material respect to comply with the terms of the Company’s DPA and (b) to direct steps to maintain or implement effective internal controls.

5.
The CECO shall have the authority to identify and retain an independent law firm and any independent analytic, audit, or monitoring resources as required to implement the Ethics and Compliance group’s mandate.

6.
Avon shall continue to maintain one or more senior professionals to oversee implementation of Avon’s compliance programs, including FCPA compliance programs. These senior professionals shall have appropriate knowledge of, and experience with, the type of matters that are within the scope of Avon’s compliance programs and that are within the scope of their responsibilities.

7.	Avon shall continue to maintain one or more designated compliance personnel for compliance issues for each commercial business unit.

8.
Avon shall maintain a certification process pursuant to which commercial business unit leaders throughout Avon’s global operations shall provide quarterly certifications as to the unit’s compliance with the FCPA and other applicable laws to Avon’s Finance Department.

9.
The CECO or the CECO Designee will assess, on an annual basis, the adequacy of the certifications as they relate to anti-corruption compliance, and the CECO or the CECO Designee will report to the Audit Committee any recommendation for change or improvement.

10.	A member of the Audit Committee shall report, at least bi-annually, to the Board with respect to Avon’s compliance with legal or regulatory requirements. The minutes of the Board meeting shall reflect that such report was made.

B.	GLOBAL ANTI-CORRUPTION POLICY AND CODE OF CONDUCT

1.
Avon shall maintain and enhance to the extent necessary its Global Anti-Corruption Policy (which may be amended from time to time, with approval of the CECO in accordance with Section B.5 below) during the Effective Period. Avon shall also maintain a third party due diligence review program for Third Parties, which shall include certifications from such Third Parties, including their agreement to comply with anti-corruption laws. Under the oversight of the Audit Committee, the Global Ethics and Compliance Committee shall continue to ensure that the Global Anti-Corruption Policy is implemented with the objective of preventing and detecting violations of the FCPA and other applicable laws throughout Avon’s global operations. The Global Anti-Corruption Policy shall apply to everyone at Avon, regardless of position, tenure, or location, including Avon’s Board, executive officers, and Associates throughout the world. The Global Anti-Corruption Policy shall continue to be posted as a worldwide policy on Avon’s intranet, and any changes or modifications to the Global Anti-Corruption Policy shall be appropriately communicated to Associates via the Intranet or other means. Annually, Associates who are senior managers and above shall complete a certification of their understanding of their obligations and agreement to comply with Avon’s Code of Conduct. All other Associates who have been assigned Avon e-mail accounts shall complete such certifications periodically. The Global Anti-Corruption Policy shall continue to include in substance the following (subject to Section B.5 below):

a.
An overall statement expressing clear corporate policy prohibiting any form of bribery or corruption, which shall include the giving, promising, offering, or accepting anything of value to improperly influence a decision affecting Avon’s business. Such prohibition shall extend to any relative, spouse, friend, or colleague of a Non-U.S. Government Official to improperly influence such Non-U.S. Government Official.

b.	Guidance with respect to interactions by or on behalf of Avon with Non-U.S. Government Officials.

c.	An explanation of the types of interactions with Non-U.S. Government Officials that require pre-approval from Avon’s global legal organization.

d.	Guidelines concerning:

i.	Hosting and gifts for Non-U.S. Government Officials, including, inter alia, meals, alcoholic beverages, lodging, travel, tours, entertainment, sporting events and transportation; and

ii.	Charitable or community benefit contributions.

e.
Directions on a reporting process to be followed if any Avon Associate has any reason to believe that any action or proposed course of action does not comply with anti-corruption laws, Avon’s Code of Conduct, or any other relevant Avon policy or procedure, including the Global Anti-Corruption Policy and its related procedures.

f.	Directions to follow the applicable provisions in Avon’s Third Party Anti-Corruption Review Procedure before hiring Third Parties.

2.	Avon shall continue to maintain a Code of Conduct, which shall include, inter alia, provisions in substance as follows:

a.
The Code of Conduct describes standards of conduct expected of all Avon officers, directors, and Associates. It also provides an overview of the laws and information about the policies that govern Avon’s business, and lets Avon Associates know where to go for help when they have questions about the proper course of action to take. The Code of Conduct applies to everyone at Avon, regardless of position, tenure, or location, including Avon’s Board, Executive Officers, and Associates throughout the world.

b.
Avon does not permit violations of the law or the Code of Conduct and will take immediate action to stop potential violations. If it is determined that an Associate has violated the law or the Code of Conduct, that individual will be subject to disciplinary action, up to and including termination of employment.

c.	Avon prohibits any form of bribery or corruption. Avon complies with all anti-bribery and anti-corruption laws and regulations around the world. Avon will never give,

promise, offer, authorize, request, or accept anything of value to influence a decision that affects its business.

d.	Avon Associates shall report actual or possible violations of the law or the Code of Conduct. Reports of possible violations may be made, among other ways, through the Avon Integrity Helpline.

Such provisions in substance shall be maintained in Avon’s Code of Conduct during the Effective Period.

3.
During the Effective Period, before offering “hosting” or “gifts” to a Non-U.S. Government Official, Avon Associates shall comply with any applicable provisions of the Global Anti-Corruption Policy, and, where applicable, complete a hosting or gift request form and obtain the prior written approval from Regional Compliance. Procedures shall be put in place that ensure that the CECO and Audit Committee have access to all hosting or gift request forms, or summary reports of hosting or gift request forms.

4.
Avon shall require that any such “hosting” and “gifts” expenses, to which Avon’s Global Anti-Corruption Policy may be applicable, be reasonable in value when measured by the standards of the geographic location where such expense is provided and the standards of the home country of the Non-U.S. Government Official, and appropriate under local law.

5.
The CECO shall review the Global Anti-Corruption Policy at least once in each 12-month period, and revise it as may be appropriate to improve its effectiveness in light of experience, during the Effective Period.

6.
Under the auspices of Avon’s Global Ethics and Compliance Committee, Avon will conduct an ethics and compliance follow-up survey at appropriate intervals, and revise its Corporate Governance Measures, as may be appropriate, during the Effective Period.

7.	FCPA Testing Program

a.
Avon shall implement and maintain a FCPA Testing Program to, among other things, monitor and evaluate a risk-based sample of interactions with Non-U.S. Government Officials. The FCPA Testing Program shall evaluate a material sample of interactions in high-risk environments. The goal shall be to identify potential violations of the FCPA in the form of improper payments (as defined in 15 U.S.C. §78dd-1), and to identify patterns of conduct that may be improved through training and heightened supervision.

b.
The FCPA Testing Program shall be conducted by Avon’s independent internal audit function. For the past several years, Avon has co-sourced its independent audit function with a major certified public accounting firm. Going forward, Avon expects to transition, with the assistance of the major certified public accounting firm, from a co-sourced audit function to an independent audit function that will be conducted by Avon internal audit personnel.

c.
In the event that a compliance issue (including, but not limited to, an improper payment or promise of payment (as defined in 15 U.S.C. § 78dd-1)) or non-compliance with Avon’s compliance program or policies and procedures is identified, there shall be an appropriate investigation of the incident and appropriate remedial action shall be taken, including recommending to the appropriate senior Avon management any disciplinary action as may be warranted under the circumstances. The results of such investigation and any remedial actions taken shall be reported as set forth in Section 2(A)(2).

C.	INTERNAL AUDIT FUNCTION AND CFO

1.	Under the direction and with the approval of the Audit Committee, Avon may outsource or co-source all, or portions, of its internal audit function.

2.
Avon’s internal auditor or his or her designee shall continue to provide reports to the Audit Committee, at least biannually, at or in advance of regularly scheduled Audit Committee meetings. The internal auditor’s report shall provide an update regarding the FCPA Testing Program and internal audits and shall describe significant findings and significant remedial steps taken with respect thereto.

3.	Avon’s CFO shall not have served as a member of the team responsible for the audit of Avon at Avon’s outside audit firm during the prior three (3) years.

D.	USE OF THIRD PARTIES HIRED TO ASSIST WITH INTERACTIONS WITH NON-U.S. GOVERNMENT OFFICIALS

1.	Avon shall maintain and enhance to the extent necessary its Third Party Anti-Corruption Review Procedure, which provides criteria for conducting due diligence pertaining to the hiring of Third

Parties. In accordance with such criteria, Avon will endeavor to conduct reasonable investigations into and document a Third Party’s background, reputation and business capabilities. The appropriate personnel shall direct the manner and scope of the investigation, and have authority to hire outside investigative services as necessary. In addition, Avon’s procedure shall continue to include guidance for Associates not to enter into contracts with Third Parties that create an incentive for corrupt payments.

2.
Avon shall require Associates who enter into contracts with Third Parties to adhere to the Third Party Anti-Corruption Review Procedure and require all Associates and Third Parties to complete all certifications required therein.

E.	DIRECTOR AND ASSOCIATE COMPLIANCE TRAINING

1.
Avon shall provide mandatory training concerning compliance with the FCPA and related Avon policies for all Avon directors and officers and for Avon Associates, who, depending on level and role, shall receive such training as is appropriate for their positions and responsibilities. For all other Avon Associates, the Company shall require adherence to the anti-bribery provisions of the Code of Conduct.

2.
Training shall include coverage of Avon’s Global Anti-Corruption Policy, as appropriate, and the Code of Conduct. The content of the training materials shall be annually reviewed by the CECO to ensure the materials are current and appropriately tailored to address, if applicable, recent developments, updates, or changes to the FCPA, applicable state and federal false claims and anti-kickback laws, and other applicable anti-corruption laws. Patterns and issues identified in the FCPA Testing Program shall be addressed in updated training materials, revisions to policies, and/or in notices posted on Avon’s intranet and circulated to appropriate personnel.

3.
Training shall be conducted through live training or online, as appropriate. In addition to the live training component, the Company shall continue to require completion of a tailored online anti-corruption e-training module upon employment, and periodically thereafter as appropriate.

4.	The CECO shall provide for annual training of directors and executive committee members and their direct reports with respect to ethics and compliance matters pertinent to the Company’s business, including training addressing FCPA matters and best practices for conducting business in high risk environments.

5.
Avon shall maintain written documentation reflecting the identities of directors, officers, and Associates who have successfully completed such training. As provided in Section 2.1(B)(1) above, Avon will continue to require Code of Conduct Certifications of Associates, depending on level and role, during the Effective Period.

F.	CLAWBACK IN THE EVENT OF RESTATEMENT OR MISCONDUCT

1.
Avon’s Amended & Restated Compensation Recoupment Policy (“Clawback Policy”) shall continue to provide in substance, inter alia, for the potential reimbursement by Covered Persons of compensation paid under Avon’s incentive plans in the event of a financial restatement or a determination that a Covered Person engaged in misconduct. Subject to compliance with applicable law, the Clawback Policy shall expressly authorize Avon to cancel outstanding equity awards, and to require reimbursement of gains realized in the exercise, settlement or sale of equity awards granted to a Covered Person. Those provisions will in substance be retained in effect during the Effective Period.

G.	PROTECTION AGAINST RETALIATION

Avon shall continue to maintain during the Effective Period the following mechanisms to address protection against retaliation:

1.
The Code of Conduct shall continue to include a section entitled “Non-Retaliation” that shall include, inter alia, the following provisions in substance: (i) that it is the responsibility of all Avon Associates to report misconduct and raise ethical concerns without fear of retaliation; (ii) that Avon will not tolerate any retaliation against any Avon Associate for asking questions, raising concerns or making a report about a possible violation of any law or regulation, any provision of the Code of Conduct or other Avon policies; (iii) that anyone engaged in retaliation will be subject to disciplinary action, which may include termination; and (iv) that any instances of retaliation should be promptly reported.

2.	A log of such complaints as well as the results of all investigations or complaints shall be maintained for a period of not less than three (3) years.

3.	Where the reporting person has identified himself or herself in the complaint, a designated professional shall notify the reporting person when the investigation or evaluation of the complaint is complete consistent with Avon’s whistleblower and employment policies.

4.
All contact information and directions for the Integrity Helpline shall continue to be maintained in the Code of Conduct and available on Avon’s website, so as to be available not only to employees but also to customers, vendors and other third parties.

H.	AUDIT COMMITTEE
The Audit Committee Charter shall provide or be amended to add the following provisions:

1.
The Audit Committee shall consider, at least semi-annually, matters relating to FCPA compliance, including any material violations that have been identified, FCPA Testing Program results, any changing risk patterns, training matters, any necessary changes to the Global Anti-Corruption Policy, and assessments of the effectiveness of Avon’s internal controls and compliance function; and

2.
The Audit Committee shall review at least annually with management and the independent auditors the effectiveness and adequacy of the Company’s internal reporting procedures and controls, including FCPA compliance, and any significant or material weaknesses and steps taken or recommended to be taken to address them; and

3.
The Audit Committee, upon its request, may have copies of all reports or reviews by the CECO or the CECO Designee, outside counsel, and the FCPA Testing Program pursuant to 2.1(B)(7), concerning Avon’s compliance with the Global Anti-Corruption Policy.

I.	CONSEQUENCES TO EMPLOYEES

Avon has taken various personnel actions to date, including, among others, those disclosed in the following filings with the SEC: Form 8-K, Item 5.02, dated February 24, 2011; 2nd Quarter 2011, Form 10-Q, dated May 3, 2011; and Form 8-K, Item 5.02, dated January 30, 2012.
If any Avon director or officer holding the position of CEO is found by the Board to have committed an Established Violation (as defined in Section 1.26) of the FCPA or other criminal anti-corruption laws, the Board, the Audit Committee or another committee of the Board or of the Audit Committee comprised of independent directors shall consider the proper personnel action, if any, to take against such director or officer. The results of this consideration shall be memorialized in writing by the Board, the Audit Committee or another committee of the Board or of the Audit Committee comprised of independent directors, and shall be maintained for a period of five (5) years by the Office of the Corporate Secretary. In the event of an Established Violation by such director or officer, as defined in Section 1.26, the Board, the Audit Committee or another committee of the Board or of the Audit Committee comprised of independent directors shall consider whether to take legal action to recoup, to the extent practicable, all incentive-based compensation paid to such director or officer that would not have been earned but for the Established Violation during the time period relating to the Established Violation. The Board or Audit Committee also shall evaluate whether and the extent to which: (i) outstanding restricted stock or stock units, stock options, and equity awards should be cancelled; and (ii) the Company should take action to recoup gains realized in the exercise of stock options, stock units, or other equity awards.
If any Avon officer holding a position other than CEO is found to have committed an Established Violation (as defined in Section 1.26) of the FCPA or other criminal anti-corruption laws, the management personnel, responsible for taking personnel action with respect to such an officer in conjunction with the CECO or the CECO Designee shall consider the proper personnel action, if any, to take against such officer, including termination with cause, withholding of severance payments, and demotion in seniority or financial penalties. Further, the management personnel responsible for taking personnel action against such an officer may consider whether or not such person’s direct supervisor should be penalized in some manner. The management personnel responsible for taking personnel action against such an officer, or the General Counsel or the CECO, shall inform the Board or the Audit Committee of any such personnel action no later than thirty (30) days after any such personnel action or at the Board’s next regularly scheduled meeting and the process shall be memorialized in writing, maintained for a period of five years.

J.	COMPLIANCE WITH THE DPA
To the extent that any provision in Part IV Section 2 of this Stipulation conflicts with a recommendation or mandate of the Independent Compliance Monitor (which, under the DPA, are to be reasonably designed to improve the effectiveness of Avon’s compliance with the FCPA), Avon will comply with the Independent Compliance Monitor’s recommendation or mandate.
2.2    Nothing in this Stipulation shall (i) waive (or be construed to require waiver of) any applicable privilege; (ii alter the applicability of the business judgment rule under New York law to the consideration, action or inaction regarding any matters by (1) the Board, the Audit Committee, or any members thereof, (2) its or their designee, or (3) any officers of Avon; or (iii) create any rights in favor of any person who is not a Released Person or a party hereto.

3.Procedure for Implementing the Settlement

3.1Promptly after execution of this Stipulation, Plaintiffs shall submit this Stipulation and its exhibits to the Court and shall apply for an order substantially in the form of Exhibit C hereto, requesting: (i) the preliminary approval of the Settlement set forth in this Stipulation (the “Preliminary Approval Order”); (ii) approval of the form and manner of providing notice of the Settlement to current Avon shareholders; and (iii) a date for the Settlement Hearing.

3.2The Notice of Settlement (the “Notice”) and Summary Notice of Settlement (the “Summary Notice”) shall include the general terms of the Settlement set forth in this Stipulation, including the general terms of the fees and expenses to be paid to Plaintiffs’ Counsel and the date of the Settlement Hearing. Within ten (10) business days after the issuance of the Preliminary Approval Order, or if circumstances require, as soon as practicable thereafter, Avon: (i) shall cause this Stipulation and Notice to be filed with the SEC via a Form 8-K; (ii) shall publish the Summary Notice substantially in the form of Exhibit D hereto, for one day in Investor’s Business Daily; and (iii) shall post copies of the Notice and this Stipulation on its website. All costs of notifying Avon’s shareholders of the Settlement, including the filing and publication of the Notice and the administration of the Notice, will be the responsibility of Avon, provided, however, that if the cost of such Notice exceeds $250,000, the Parties shall confer on the subject of Notice and jointly engage in further communication or application to the Court as may be necessary. It is understood that Plaintiffs and Plaintiffs’ Counsel shall have no responsibility for the cost of such Notice, and that Avon shall be solely responsible for the costs of such Notice.

3.3Within 10 business days after the issuance of the Preliminary Approval Order, Cohen, Placitella & Roth, P.C., Hynes Keller & Hernandez, LLC, and Robbins Arroyo LLP shall post copies of the Notice and this Stipulation on their websites.

3.4Prior to the Settlement Hearing, Defendants’ counsel shall serve on counsel in the Actions and file with the Court an appropriate affidavit or declaration with respect to posting and publishing the Notice and Summary Notice, and Plaintiffs’ Counsel shall serve on counsel in the Actions and file with the Court an appropriate affidavit or declaration with respect to posting of the Notice and Stipulation.

4.Releases

4.1Except as set forth in Section 4.4 below, upon the Effective Date (as defined in Section 1.24), Avon, Current and Former Plaintiffs (acting on their own behalf and derivatively on behalf of Avon), and each of Avon’s shareholders (in their capacity as Avon shareholders), shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged any and all of the Released Claims against any and all of the Released Persons, and any and all claims against any and all of the Released Persons (including Unknown Claims) arising out of, relating to, or in connection with the defense, settlement or resolution of the Actions and/or the Previously Dismissed Actions, or the approval of this Settlement; provided that nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of this Stipulation or the Judgment.

4.2Except as set forth in Section 4.4 below, upon the Effective Date (as defined in Section 1.24), Avon, Current and Former Plaintiffs (acting on their own behalf and derivatively on behalf of Avon), and each of Avon’s shareholders (in their capacity as Avon shareholders), will be forever barred and enjoined from commencing, instituting or prosecuting (i) any and all of the Released Claims against any and all of the Released Persons, (ii) any action or other proceeding against any and all of the Released Persons based on any and all of the Released Claims, (iii) any action or other proceeding against any and all of the Released Persons arising out of, relating to, or in connection with the defense, settlement or resolution of the Actions and/or the Previously Dismissed Actions, or the approval of this Settlement, and (iv) any action or other proceeding against any and all of the Released Persons arising out of, relating to or in connection with the FCPA, or any action or inaction in causing or not causing Avon to investigate or not to investigate or to assert claims or not to assert claims against any Person; provided that nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of this Stipulation or the Judgment.

4.3Except as set forth in Section 4.4 below, upon the Effective Date (as defined in Section 1.24), each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Current and Former Plaintiffs, their counsel, Avon, and all of the Avon shareholders (in their capacity as Avon shareholders) from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Actions or the Previously Dismissed Actions or the Released Claims; provided that nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of this Stipulation or the Judgment.

4.4Nothing in this Stipulation constitutes or reflects a waiver or release of the following: (i) any rights or claims of any of the Defendants or Directors against their insurers, or their insurers’ subsidiaries, predecessors, successors, assigns, affiliates, or representatives, including, but not limited to, any rights or claims by any of the Defendants or Directors under any directors’ and officers’ liability insurance or other applicable insurance coverage; (ii) any rights or claims of any of the Defendants or Directors relating in any way to indemnification or advancement of attorneys’ fees relating to the Actions or the Previously Dismissed Actions or the Released Claims, whether under any indemnification or advancement agreement, or under Avon’s charter, by-laws or operating agreement, under applicable law, or in any other form; (iii) any rights or claims relating to salary, bonuses or other employee compensation or benefits; (iv) in the event that any person who is a Released Person and claims the benefit of Releases under this Stipulation should bring any claim against Avon, any rights or claims that Avon may have that may be asserted by way of offset, defense or counterclaim; or (v) claims by putative class members who allege purchases of Avon stock from July 31, 2006, through and including October 26, 2011 brought under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and asserted in the action entitled City of Brockton

Retirement System v. Avon Products, Inc., et al., No. 11-cv-4665 (PGG) that is pending in the United States District Court for the Southern District of New York.

5.Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses

5.1After negotiating the principal terms of the Settlement, Plaintiffs’ Counsel and Avon separately negotiated the attorneys’ fees and expenses that Avon shall pay or cause a designated party to pay to Plaintiffs’ Counsel, subject to court approval. In light of the substantial and material benefits conferred upon Avon by Plaintiffs’ Counsel’s efforts, Avon has agreed to pay or to cause a designated party to pay Plaintiffs’ Counsel Four Million Dollars ($4,000,000), subject to court approval (the “Fee and Expense Amount”).

5.2Within fourteen (14) days following the Court’s entry of an order and Judgment approving the Settlement and the Fee and Expense Amount, notwithstanding the existence of an appeal, or the potential for an appeal, from the denial of any timely filed objections to the Settlement, Avon or a designated party shall pay the Fee and Expense Amount to Robbins Geller Rudman & Dowd LLP as receiving agent for all Plaintiffs’ Counsel. The Fee and Expense Amount shall constitute full, complete, and exclusive compensation for all of Plaintiffs’ Counsel’s efforts, fees, services and expenses. If, as a result of any further order of the Court or as a result of any appeal, remand, or successful collateral attack, the Effective Date does not occur, or if the Fee and Expense Amount and/or the Judgment is not approved, or is reversed, modified or overturned, in whole or in part, on appeal or otherwise, then Robbins Geller Rudman & Dowd LLP, including its successors or assigns, shall be responsible for repayment to Avon and/or a designated party of the amount received by them to the extent the Fee and Expense Amount and/or the Judgment is reversed, modified or overturned by any such further order of the Court or as a result of any appeal, remand, or successful collateral attack.

5.3Defendants and their respective Released Persons shall have no responsibility for, and no liability whatsoever with respect to, the fee and expense allocation among Plaintiffs’ Counsel, and any other Person who may assert a claim for fees and expenses or any portion of the Fee and Expense Amount. Amounts provided for in Section 5.1 may be paid on behalf of one or more Individual Defendants by Avon or a designated party. However, no Individual Defendant shall have any responsibility for the payment of the Fee and Expense Amount or for payment of any other amount pursuant to this Stipulation.

6.Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

6.1The Effective Date is conditioned on the occurrence of all of the following events, and is the first date by which all of the following events and conditions have been met and have occurred:

(a)    Approval of the Settlement, including the Corporate Governance Measures and separately negotiated Fee and Expense Amount, by the Board;
(b)    Entry by the Court of the Judgment approving the Settlement;
(c)    Dismissal with prejudice of each of the Actions; and
(d)    the Judgment has become Final.
6.2If any of the conditions specified in Section 6.1 are not met, then this Stipulation shall be canceled and terminated subject to Section 6.3, unless the Parties mutually agree in writing to proceed with this Stipulation.

6.3If for any reason the Effective Date of this Stipulation does not occur, the Fee and Expense Amount payments to Plaintiffs’ Counsel shall be returned to Avon or the designated party who made such payments within seven (7) business days of written notice by Avon that the Effective Date of this Stipulation has not occurred. The return obligation set forth in this Section is the obligation of Robbins Geller Rudman & Dowd LLP, including its successors or assigns, and shall survive the termination of this Stipulation.

7.Miscellaneous Provisions

7.1The Parties (i) acknowledge that it is their intent to consummate this Stipulation and Settlement; and (ii) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and the Settlement and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation and the Settlement.

7.2Pending the Effective Date of this Stipulation or the termination of this Stipulation according to its terms, Plaintiffs agree to refrain from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims against any Released Person.

7.3Pending the Court’s Final approval of this Stipulation and the Settlement, the Parties agree not to initiate any other proceedings other than those incident to the Settlement itself and to extend indefinitely all deadlines to respond to any filed or served pleadings or discovery requests and seek a stay of any proceedings in the Actions if that should prove necessary.

7.4The Parties intend this Settlement to be a final and complete resolution of all disputes between Plaintiffs and Defendants with respect to the Actions. The Settlement compromises claims that are contested and shall not be deemed an admission by any Party as to the merits of any claim, allegation or defense. The Parties further agree that the claims are being settled voluntarily after consultation with competent legal counsel. The Parties acknowledge that the Actions have been filed, commenced and prosecuted by the Plaintiffs and defended by Defendants in good faith and with adequate basis in fact and law, and that the Released Claims are being voluntarily released and settled based on the advice of counsel.

7.5Neither this Stipulation (including any exhibits attached hereto) nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement, including but not limited to any negotiations, discussions, actions and proceedings in connection with the Settlement, is or may be deemed to be, or may be offered, attempted to be offered or used in any way as a presumption, a concession or an admission of, or evidence of, any fact or issue of law, fault, liability or wrongdoing or lack of any fault, liability or wrongdoing, as to any facts or claims alleged or asserted, or that could have been alleged or asserted, in the Actions, or any other actions or proceedings, and shall not be offered or received in evidence or otherwise used by any person in any of the Actions, or any other action or proceeding, except in connection with any proceeding to enforce the terms of the Settlement. As noted in Section III above, the six members of Avon’s Board of Directors not named as defendants in the Actions have approved the Settlement and each of its terms as being in the best interest of Avon and its shareholders. In addition, the Settlement and each of its terms has been approved as being in the best interest of Avon and its shareholders by the Board of Directors. No party makes, or shall be claimed to have made, any admission or concession of any nature whatsoever as to whether any director is or is not deemed “interested” or disabled from acting for any reason, including on account of having been named as a defendant in one or more of the Actions. The Released Persons may file this Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim, and any of the Parties may file this Stipulation and documents executed pursuant and in furtherance thereto in any action to enforce the Settlement. All negotiations and discussions leading up to the execution of this Stipulation are confidential and intended to be for settlement purposes only.

7.6The exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

7.7This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Parties or their respective successors-in-interest.

7.8This Stipulation and the exhibits attached hereto constitute the entire agreement among the Parties and no representations, warranties or inducements have been made to any Party concerning this Stipulation or any of its exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each Party shall bear its own costs.

7.9Each counsel or other person executing this Stipulation or the exhibits attached hereto on behalf of any Party hereby warrants that such person has the full authority to do so.

7.10This Stipulation may be executed in one or more counterparts. A faxed signature or electronically scanned (in .pdf format) signature shall be deemed an original signature for the purposes of this Stipulation. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of counterparts, either originally executed or copies thereof, shall be filed with the Court.

7.11This Stipulation and the Settlement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties and the Released Persons.

7.12The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation and the Settlement, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing this Stipulation and the Settlement.

7.13This Stipulation and the exhibits attached hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York, and the rights and obligations of the parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New York without giving effect to that state’s choice of law principles.

7.14The Parties hereby represent and warrant that they have not assigned any rights, claims or causes of action that were asserted or could have been asserted in connection with, under or arising out of the Released Claims.

7.15All agreements made, and orders entered, during the course of the Actions and Previously Dismissed Actions relating to the confidentiality of information shall survive this Stipulation.

7.16Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

IN WITNESS WHEREOF, the Parties have caused this Stipulation to be executed by their duly authorized attorneys and dated January 22, 2016.

HYNES KELLER & HERNANDEZ, LLC
BETH A. KELLER

/s/ Beth A. Keller
[BETH A. KELLER]

100 South Bedford Road
Suite 340
Mount Kisco, NY 10549
Telephone: (914) 752-3040
Fax: (914) 752-3041

FARUQI & FARUQI LLP
NADEEM FARUQI
685 Third Avenue, 26th Floor
New York, NY 10017
Telephone: (212) 983-9330
Fax: (212) 983-9331

Counsel for Plaintiff Lynne Schwartz

COHEN, PLACITELLA & ROTH, P.C.
STEWART L. COHEN

/s/ Stewart L. Cohen
[STEWART L. COHEN]

Two Commerce Square
2001 Market Street - Suite 2900
Philadelphia, PA 19103
Telephone: (215) 567-3500
Fax: (215) 567-6019

RIGRODSKY & LONG, P.A.
SETH D. RIGRODSKY
TIMOTHY J. MACFALL
825 East Gate Boulevard, Suite 300
Garden City, NY 11530
Telephone: (516) 683-3516
Fax: (302) 654-7530

Counsel for Plaintiff County of York Employees Retirement Plan

ROBBINS GELLER RUDMAN
& DOWD LLP
DARREN J. ROBBINS

/s/ Travis E. Downs III
[TRAVIS E. DOWNS III]

655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: (619) 231-1058
Fax: (619) 231-7423

SAMUEL H. RUDMAN
DAVID A. ROSENFELD
MARK S. REICH
58 South Service Road, Suite 200
Melville, NY 11747
Telephone: (631) 367-7100
Fax: (631) 367-1173

COHN, LIFLAND, PEARLMAN, HERRMANN & KNOPF LLP
PETER S. PEARLMAN
Park 80 West - Plaza One
250 Pehle Avenue, Suite 401
Saddle Brook, NJ 07663
Telephone: (201) 845-9600
Fax: (201) 845-9423

Counsel for Plaintiffs Carol J. Parker and IBEW Local 1919 Pension Fund

ROBBINS ARROYO LLP
BRIAN J. ROBBINS
CRAIG W. SMITH
JENNY L. DIXON
GINA STASSI

/s/ Craig W. Smith
[CRAIG W. SMITH]

600 B Street, Suite 1900
San Diego, CA 92101
Telephone: (619) 525-3990
Fax: (619) 525-3991

LAW OFFICES OF CURTIS V. TRINKO, LLP
CURTIS V. TRINKO
JENNIFER E. TRAYSTMAN
C. WILLIAM MARGRABE
16 West 46th Street, 7th Floor
New York, NY 10036
Telephone: (212) 490-9550
Fax: (212) 986-0158

Counsel for Plaintiff Sylvia Pritika

WACHTELL, LIPTON, ROSEN & KATZ
PETER C. HEIN
COURTNEY L. SHIKE

/s/ Peter C. Hein
[PETER C. HEIN]

51 West 52nd Street
New York, NY 10019
Telephone: (212) 403-1000
Fax: (212) 403-2000

Counsel for Defendants Avon Products, Inc., W. Don Cornwell, V. Ann Hailey, Fred Hassan, Andrea Jung, Gilbert L. Klemann, II, Maria Elena Lagomasino, Ann S. Moore, Paul S. Pressler, Gary M. Rodkin, Paula Stern, Ph.D., Lawrence A. Weinbach, Edward T. Fogarty, Charles M. Herington, Stanley C. Gault, and Susan J. Kropf

KELLOGG, HUBER, HANSEN, TODD, EVANS & FIGEL, PLLC
REID M. FIGEL
JESSICA C. COLLINS

/s/ Reid M. Figel
[REID M. FIGEL]

1615 M Street, N.W., Suite 400
Washington, DC 20036
Telephone: (202) 326-7900
Fax: (202) 326-7999

Counsel for Defendant Charles W. Cramb

GIBSON, DUNN & CRUTCHER, LLP
JAMES L. HALLOWELL

/s/ James L. Hallowell
[JAMES L. HALLOWELL]

200 Park Avenue
New York, NY 10166
Telephone: (212) 351-3804
Fax: (212) 351-5266

Counsel for Defendant Bennett R. Gallina